Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-88297) pertaining to the Vintage Petroleum, Inc. 401(k) Plan of our report dated June 25, 2004, with respect to the financial statements and schedule of the Vintage Petroleum, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Tulsa, Oklahoma

    June 25, 2004